                                                July 26, 2002





The Thomson Corporation
Metro Center
One Station Place
Stamford, CT  06902



Dear Sirs/Mesdames:

        Re:  The Thomson Corporation - Dividend Reinvestment Plan

        We have acted as Canadian and United States counsel for The Thomson Corporation, a corporation incorporated under the laws of the Province of Ontario (the "Company"), in connection with the filing of a registration statement on Form F-3 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, in respect of 5,000,000 common shares (the "Common Shares") issuable pursuant to the Company's Amended and Restated Dividend Reinvestment Plan (the "Plan"). This opinion is being furnished to you as a supporting document for such Registration Statement.

        We have reviewed the Plan and the Registration Statement and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

        The opinion expressed in paragraph (i) below is limited to the laws of the Province of Ontario, including the federal laws of Canada applicable therein. The opinion expressed in paragraph (ii) below is limited to the federal income tax laws of Canada and the federal income tax laws of the United States consisting of the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial decisions, administrative rulings and interpretations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth in paragraph (ii) below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

         Based on the foregoing, we are of the opinion that:

        (i) The Common Shares to be issued pursuant to the Plan have been duly authorized and, when and to the extent issued in accordance with the Plan, such Common Shares will be outstanding as fully paid and non-assessable shares; and

        (ii) The statements of law and legal conclusions set forth under the captions "Canadian Federal Income Tax Considerations" and "United States Federal Income Tax Considerations" in the Registration Statement are correct in all material respects.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

                                       Yours very truly,



                                       /s/ TORYS LLP